Exhibit 4.24

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE (i) IT IS NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

LEASE AGREEMENT

Province/District	: Merkez / Düzce
Neighbourhood/Street/Number	: İstiklal OSB, 1 Mah., 1. Cad., 1/1/A Merkez/DÜZCE
Type of Leased Property	: Upper Floor: 11,812 m2 Warehouse
Lower Floor: 9,500 m2 Warehouse& 2,200 m2 Office
Total: 23,512 - Workplace
Title of Lessor	: Emrenes Orman Ürünleri San. ve Tic. Ltd. Şti.
(Seyhan T.O., T.I.N.: [***])
Lessor’s Address	: İstanbul OSB, 1 Mah., Cad., 1/1/A Merkez/DÜZCE
Name and Surname of the Lessee	: D-Market Elektronik Hizmetler ve Tic. A.Ş.
(Boğaziçi Corporate T.O., T.I.N.: [***])
Lessee’s Address	: Kuştepe Mah., Mecidiyeköy Yolu Cad., No:12, Trump Towers, Kule 2, Kat:2, Şişli/İstanbul
One Month’s Lease Price	: Upper Floor: Monthly price of TRY [***] + VAT for a 11,812 m² Warehouse
Lower Floor: Total monthly price of TRY [***] + VAT for 9,500 m² of Warehouse & 2,200 m² of Office;
TRY [***] + VAT ([***] Turkish Liras) for a total of 23,512 m² of Workplace
One Year’s Lease Price	: TRY [***] + VAT ([***] Turkish Liras)
Payment of Lease Amount

: The lease amount shall be paid monthly, in advance, within the first 10 (ten) business days following the date of notification of the invoice issued by the Lessor to the Lessee, to the Lessor’s Ziraat Bank Adana Commercial Branch account with IBAN number [***].

Lease Term	: 3 (three) years
Lease Commencement

: 01/01/2025 (The Lessee’s obligation to pay lease amounts for the 11,700 m² area located on the lower floor shall commence one month after the Lease Commencement Date, in accordance with the provisions of Article 13 of this Agreement.)

Delivery Status of the Leased Property	: Clean and Ready to Use.
What the leased property will be used for	: Workplace / Office

Special Conditions

1.

The Parties hereby irrevocably declare, acknowledge, and undertake that they have terminated the Lease Agreement they executed on 15.09.2024 for the same leased property by entering into this Lease Agreement, and that, as of the date of signing this Agreement, they have no existing or future rights or claims arising out of the lease term and leasing relationship under the Lease Agreement dated 15.09.2024, and that they have released and discharged the Lessee and that they shall not assert any receivables, rights, claims, compensation, penalties, etc. against the Lessee under any name whatsoever and/or file a case against the Lessee.

2.	The Lessee shall use the property as a workplace/office and has leased the property for this purpose.
3.	The Lessor is obliged to deliver the leased property to the Lessee on a condition suitable for the use intended in the agreement and in a condition suitable for the use intended in the agreement and in a way that the paint, whitewash, mechanical, electrical and architectural equipment have been made and the fixtures specified in this agreement are new and functional, and to keep the Leased Property in this condition during the term of this agreement. The Lessee shall leave the leased property in the same manner as they received it upon the expiration of the agreement.

4.

The Lessor is obliged to carry out all maintenance, repair, modification and renewal operations required due to the ordinary use of the leased property, including but not limited to the mechanical and electrical systems, whitewash, paint, decoration, exterior facade and all fixtures of the leased property, and the essential repairs that must be made in the leased property at the expense of the Lessor.

5.

The Lessee is obliged to return the leased property in the same condition as it was received, except for wear, deterioration, and deficiencies arising from ordinary use. However, the Lessee is not responsible for any loss, deterioration, and/or wear and tear that occurs in the leased property due to use in accordance with the agreement and/or ordinary use.

6.

The Lessor shall be responsible for all defects in the leased property, including those that arise after the leased property has been delivered to the Lessee. In such a case, the Lessee shall notify the Lessor of the defect in question, and the Lessor shall immediately remedy the defect at its own expense. In the event that the defect is not remedied by the Lessor, the Lessee may, if they wish, have the necessary repairs and maintenance carried out at the Lessor’s expense and deduct the costs incurred from the next month’s lease amount. However, in the event that notifying the Lessor of the defect and having the Lessor perform the repairs and maintenance will take time and cause damage to the Lessee, the Lessee may, without notifying the Lessor, have the defect repaired at the Lessor’s expense and deduct the costs incurred from the next month’s lease amount.

7.

The Lessor agrees that the leased property under this Lease Agreement may be used by Doğan Online and Doğan Group subsidiaries and group companies as a sub-lessee without the prior written consent of the Lessor. In addition, the Lessee may not transfer and assign, sublease, or transfer the right to use the leased property in whole or in part to anyone else without obtaining the prior written consent of the Lessor.

8.	The Lessee may install any advertisements and signs in the locations permitted in the management plan, provided that they comply with the management plan and pay all applicable taxes.
9.

The Lessee may carry out any alterations and decorations necessary for the use of the leased property as a workplace without affecting the structural integrity of the building. Upon vacating the premises, the Lessee is free to remove any additions and movable decorations installed without causing damage to the main building. Provided that the leased property is returned to the Lessor in the same condition as when it was delivered to the Lessee, the Lessor shall have no claims for any rights or receivables in this regard.

10.	The costs of natural gas, electricity, water, fuel, telephone, and internet, as well as apartment maintenance fees, are the responsibility of the Lessee for the duration of the lease.
11.

The Lessee shall obtain the Commodity insurance, which shall cover the Lessor, including all risks and damages that may be caused to third parties and neighbours, before placing the goods in the warehouse for the customer’s goods to be stored in the leased property. The policy shall be issued to include a non-recourse clause to the Lessor. The Lessor shall not be held responsible for any damages arising in relation to this phrase under any circumstances.

12.

The Lessee agrees and undertakes to register the electricity, water, natural gas, telephone, and internet subscriptions for the property in their own name and to pay all bills for their period of occupancy and close the accounts when vacating the leased property.

13.

The lease amounts shall be paid on a monthly basis, in advance, within the first 10 (ten) business days following the notification of the invoice issued by the Lessor to the Lessee each month, to the account specified above by the Lessor. However, for a period of 1 (one) month following the commencement date of the agreement, the Lessor shall allow the Lessee to use the lower floor of the leased property, which is 11,700 m2, free of charge, and the Lessee’s obligation to pay lease amounts for this area under this agreement shall commence in FEBRUARY 2025. Within this scope, the Lessee shall pay the Lessor TRY [***] as the lease price for JANUARY 2025, and the Lessor shall have no other claim against the Lessee.

14.

The lease agreement has been entered into for a period of 3 years. Unless the Lessee terminates this agreement, the agreement shall be considered to have been automatically extended for periods of 1 year. For each new lease period, the annual lease price increase rate shall be determined by a mutually agreed-upon rate in writing, which shall not exceed the rate of increase in the consumer price index (12-month average).

15.

The Lessee may terminate this lease agreement at any time without providing any reason and without compensation by giving 30 days’ prior notice. In this case, the Lessee is obligated to pay the Lessor the lease amount that has accrued, but the Lessor agrees and undertakes not to make any claim for lease amounts that have not yet accrued. After providing notice of termination, the Lessee is obligated to allow prospective Lessees who wish to view the Leased Property to do so, provided they make an appointment in advance, and to permit the posting of rental/sale signs.

16.

If the Lessee fails to obtain a “license to open and operate a workplace” from the municipality to which the leased property is affiliated, the Lessee may terminate the lease agreement immediately without compensation after the license application is rejected. In such a case, the Lessee shall pay the lease amount for the period until the termination notice, but shall not pay the undue lease amount for the following months. In the event that a security deposit is paid to the Lessor, the Lessor shall immediately refund the paid security deposit to the Lessee.

17.

The parties are obliged to notify the other party in writing of any change of address within 7 (seven) days. If this notice is not given, notifications sent to the address in the agreement shall have all the legal consequences of a legally valid notification.

18.	The provisions of the Law numbered 6570, the Code of Obligations, and the relevant legislation shall apply in matters not provided for in this Agreement.
19.

The Lessor accepts, declares, and undertakes that they shall not demand any right/receivable from the Lessee regarding the beginning of the lease, that they shall not demand a fee from the Lessee, and that the Lessee’s rent payment obligation shall start following the signature of this agreement.

20.	Istanbul Çağlayan Courts and Enforcement Offices are authorised in all disputes arising from this agreement.
21.	The Lessee shall pay all of the Stamp Tax subject to this Agreement and shall invoice half of it to the Lessor.

This 20-clause rental agreement has been prepared in two copies and entered into force upon being signed by the parties on .../.../2024.

LESSEE	LESSOR
D-Market Elektronik Hizmetler ve Tic. A.Ş.	Emrenes Orman Ürünleri San. ve Tic. Ltd. Şti.
(Boğaziçi Corporate T.O., T.I.N.: [***])	(Seyhan T.O., T.I.N.: [***])
(two signatures affixed to the stamp)	(one signature affixed to the stamp)